Exhibit 10.16

Grant No. 1

SIGNAL GENETICS, INC.

RESTRICTED STOCK UNIT GRANT AGREEMENT

UNDER THE 2014 STOCK INCENTIVE PLAN

This Restricted Stock Unit Grant Agreement (this “Grant Agreement”), is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Signal Genetics, Inc., a Delaware corporation (the “Company”), and the participant named below (the “Participant”). Capitalized terms not defined herein have the meanings ascribed to them in the Signal Genetics, Inc. 2014 Stock Incentive Plan (the “Plan”). Where the context permits, references to the Company include any successor to the Company.

Name of Participant: Samuel D. Riccitelli

Social Security No.:

Address:

Number of Restricted Stock Units (“RSUs”): 745,511

Date of Grant: June 17, 2014

Vesting Schedule and Payment Dates:

Percentage of the RSU Award Vesting	Vesting Date	Payment Date
33-1/3%	The Date of Grant	January 1, 2015
16-2/3%	January 1, 2015	Vesting Date
16-2/3%	One year anniversary of the Date of Grant	Vesting Date
16-2/3%	Eighteen month anniversary of the Date of Grant	Vesting Date
16-2/3%	Two year anniversary of the Date of Grant	Vesting Date

1. Grant of RSU Award. The Company hereby grants to the Participant the total number of Restricted Stock Units set forth above (the “RSUs”), subject to all of the terms and conditions of this Grant Agreement and the Plan. Each vested RSU entitles the Participant to receive the Fair Market Value of a share of Common Stock, as determined at the Payment Date, and payable as described in Paragraph 3.

2. Vesting. The RSU Award will vest in accordance with the Vesting Dates set forth above only if the Participant remains in continuous service with the Company as of such date and has not received a notice of termination from the Company prior to such date. Upon the Participant’s termination from employment for any reason prior to the applicable Vesting Date, with or without cause or by mutual agreement, the right to vest in any remaining RSUs under this Award will terminate and any unvested portion of the Participant’s RSUs will be forfeited and cancelled. Notwithstanding any provisions to the contrary, upon a Change of Control that occurs following the Date of Grant while the Participant remains in continuous service with the Company, the Participant shall become fully vested in all RSUs remaining unvested as of such date, and the Change in Control date shall be treated as the Vesting Date and Payment Date for any such RSUs.

3. Time and Form of Payment. This RSU Award represents an unfunded, unsecured promise by the Company to: (i) deliver as of the applicable Payment Date a number of shares of Common Stock (the “Shares”) equal to the number of vested RSUs, (ii) pay an amount in cash equal to the product of the Fair

Market Value of the Common Stock on the Payment Date and the number of RSUs vesting on the associated Vesting Date, or (iii) provide some combination of Shares and cash as referenced in (i) and (ii), respectively; all as determined by the Administrator in its sole discretion as of each Payment Date. Settlement of vested RSUs shall be made on or as soon as administratively practicable after the Payment Date.

4. Transferability. The RSUs issued pursuant to this Grant Agreement may not be assigned, transferred, hypothecated, or encumbered, in whole or in part, either directly or by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, except transfer by will or by the laws of descent and distribution. All rights with respect to the RSUs shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

5. No Stockholder Rights Prior to Settlement. The Participant shall have no rights as a stockholder with respect to any Shares represented by the RSUs until the date of issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), if applicable. Unless otherwise required by the Plan, no adjustment shall be made for dividends, distributions, or other rights for which the record date is prior to the date, if any, that Shares are issued.

6. Grant Agreement Subject to Plan. This Grant Agreement is made pursuant to all of the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Grant Agreement and the provisions of the Plan, the provisions of the Plan govern.

7. No Employment or Other Rights. Nothing in the Plan or this Grant Agreement confers upon the Participant any right to continue in the employ of the Company or any Affiliate or will interfere with or restrict the right of the Company or its shareholders (or of an Affiliate or its shareholders, as the case may be) to terminate the Participant’s employment or services any time for any reason whatsoever, with or without cause. Participation in the Plan is voluntary. The grant of this RSU Award does not create any contractual or other right to receive any subsequent Award under the Plan; future grants, if any, will be at the sole discretion of the Company. Further, the value of the RSU Award is an extraordinary item of compensation, which is not part of the Participant’s normal or expected compensation for purposes of any benefit plan or program of the Company (unless such plan or program specifically provides otherwise).

8. Tax Withholding. The Company is entitled to require a cash payment by or on behalf of the Participant and/or to withhold an appropriate number of Shares (to be determined utilizing the Fair Market Value of such Shares on the Payment Date) from any RSUs granted hereunder or deduct from other compensation payable to the Participant to satisfy any sums required by federal, state, or local tax law to be withheld or to satisfy any applicable payroll deductions with respect to the vesting of, lapse of restrictions on, or settlement of any RSU Award. The Company may refuse to issue Shares or deliver cash if the Participant fails to make appropriate accommodation for his or her tax obligations.

9. No Compensation Deferral. The RSUs are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and as such, settlement of vested RSUs shall be made no later than the fifteenth day of the third calendar month of the calendar year following the applicable Vesting Date.

10. Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in this Grant Agreement or at such other address as such party may designate in writing from time to time to the other party. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or another third party designated by the Company.

11. Tax and Legal Advice. The Participant acknowledges that he or she has had the opportunity to seek the advice of counsel and other personal advisers, and that the Company has provided no advice to or made warranties or representations with respect to the tax consequences of the transactions contemplated by this Grant Agreement or the economic or other impacts to the Participant of the arrangements contemplated hereby. The Participant is in no respect relying on the Company or its representatives for an assessment of such tax, legal, economic, or other consequences.

12. Entire Grant Agreement; Waiver of Awards Prior to Date of Grant. This Grant Agreement and the Plan contain the entire agreement and understanding between the parties as to the subject matter hereof. No amendment or modification hereof shall be valid unless it is in writing and signed by the parties hereto. Further, by accepting this Award, the Participant hereby forever waives and releases any and all rights the Participant has or may have, actually or allegedly, to any equity award or equity incentive (or any cash award derived from or determined by reference to equity value) under any plan, program, or agreement of the Company or its predecessor entered into prior to the Date of Grant, including but not limited to the award described in the Incentive Units Agreement dated October 31, 2012 between the Participant and Signal Genetics, LLC and the Employment Agreement dated October 31, 2012 between the Participant and Signal Genetics, LLC. The Participant hereby acknowledges and agrees that he has read this provision and understands its effect and implications.

13. Acceptance. By accepting this Award, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with this Grant Agreement, the Plan, and a prospectus for the Plan prepared in connection with the registration of the Common Stock to be issued pursuant to the Plan with the Securities and Exchange Commission (the “Plan Prospectus”), (b) acknowledges that the RSU Award is subject to all of the terms and conditions of this Grant Agreement and the Plan, and (c) agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator on any questions arising under the Grant Agreement or the Plan.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Grant Agreement as of the date first written above.

SIGNAL GENETICS, INC.		PARTICIPANT

By:
	Bennett S. LeBow	Samuel D. Riccitelli
	Chairman of the Board of Directors	Date: June 17, 2014
667 Madison Ave., 14th Floor
New York, NY 10065